[Exhibit 107]

                              [ITT Letterhead]



                                    DATE:      September 30, 1997
                                    CONTACT:   Jim Gallagher
                                    TELEPHONE: 212-258-1261


                           FOR IMMEDIATE RELEASE


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                       ITT EXTENDS DEBT TENDER OFFER

     NEW YORK, NY, September 30, 1997 -- ITT announced today that it has extended the expiration date of its offer to purchase any and all of the following ITT Corporation debt securities: (i) $700MM 6.25% Notes due November 15, 2000; (ii) $250MM 6.75% Notes due November 15, 2003; (iii) $450MM 6.75% Notes due November 15, 2005; (iv) $450MM 7.375% Notes due November 15, 2015; and (v) $150MM 7.75% Notes due November 15, 2025. The offer is now scheduled to expire at 5:00 p.m., New York City time, on Monday, October 6, 1997, unless extended. As of the close of business yesterday, (i) approximately $306MM principal amount of the 6.25% Notes due November 15, 2000; (ii) approximately $183MM principal amount of the 6.75% Notes due November 15, 2003; (iii) approximately $324MM principal amount of the 6.75% Notes due November 15, 2005; (iv) approximately $204MM principal amount of the 7.375% Notes due November 15, 2015; and (v) approximately $65MM principal amount of the 7.75% Notes due November 15, 2025 have been tendered in the offer. The terms and conditions of the offer are set forth in ITT's Offer to Purchase dated August 11, 1997 and the related Letter of Transmittal. Goldman, Sachs & Co. are acting as Dealer Managers for the offer and Georgeson & Company Inc. is acting as Information Agent.

                                  - ITT -